EXHIBIT 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

WHEREAS, New Millennium Capital Partners II, LLC (“NMCP”) and AJW Partners, LLC (“AJWP,” collectively with NMCP, “Plaintiffs”) entered into a Securities Purchase Agreement with Sitestar Corporation (“SYTE”) on or about May 11, 2000; and

WHEREAS, pursuant to the Securities Purchase Agreement, NMCP and AJWP each purchased a 12% Secured Convertible Debenture from SYTE on or about May 11, 2000 which debentures were in the aggregate principal amount of $500,000 (“the May 11 Debenture(s)”); and

WHEREAS, NMCP and AJWP later purchased additional debentures from SYTE pursuant to the Securities Purchase Agreement, again in the aggregate amount of $500,000, on or about August 11, 2000 (“the August 11 Debenture(s),”) (collectively with the May 11 Debentures, the “Debentures”); and

WHEREAS, NMCP and AJWP commenced an action in the Supreme Court of New York, Nassau County, against SYTE and Frank Erhartic, Julie Erhartic, Clinton Sallee and Frederick Manlunas (collectively, the “Defendants”), Index No. 020599/02 (the “Action”); and

WHEREAS, the parties to the Action are now desirous of resolving their differences without further litigation;

IT IS HEREBY AGREED, by and between the parties hereto, for good and valuable consideration, as of the 31st day of January 2004, as follows:

1.   The Debentures.

A.   As and for an extension and amendment to the August 11 Debentures, the parties agree as follows:

(i)

The outstanding principal balance is $180,000;

(ii)

The conversion price is fixed at $.02 per share; and

(iii)

No interest or penalties are due as of the date hereof.

B.   The May 11 Debentures have been paid in full.

2.   Consideration.  The parties agree as follows:

A.   SYTE shall deliver to Plaintiffs’ counsel: (i) within twenty days following the date of this Agreement, a bank check in the amount of $100,000 payable to “Olshan Grundman Frome Rosenzweig & Wolosky LLP”; (ii) within thirty days following the date of this Agreement, 4,000,000 shares of common stock of SYTE (the “Shares”) payable 2,800,000 shares to NMCP and 1,200,000 shares to AJWP, as conversion in full and extinguishment of the Debentures at a booked conversion price of $0.02 per share, such Shares to be held in escrow pursuant to the terms of the annexed Escrow Agreement; and (iii) an executed Stipulation of Discontinuance with prejudice in the form attached as Exhibit A.

B.   Plaintiffs hereby agree that: (i) no sale of the Shares shall be made before May 1, 2004; (ii) no more than 500,000 Shares may be sold in any calendar month, starting May 1, 2004; (iii) SYTE may buy back any or all of the Shares held in escrow at any time at $0.08 per share; and (iv) they shall not engage in any short sales of SYTE common stock.  Plaintiffs hereby grant an irrevocable proxy to the Board of Directors of SYTE, or its designees, to vote the Shares that have not yet been sold. SYTE represents and warrants that the Shares are fully paid and validly issued, are free and clear of all liens, claims or encumbrances, and are freely tradeable in the public markets.

C.   The Shares shall be held by Plaintiffs’ counsel as Escrow Agent,  pursuant to the accompanying Escrow Agreement.  The Escrow Agent shall deliver to Plaintiffs collectively 500,000 of the Shares on the first day of each calendar month, starting May 1, 2004, until all of the Shares have been delivered; (i) to the extent any of the Shares have not been delivered from the Escrow, SYTE shall be permitted to repurchase such Shares at $0.08 per Share at any time; any such purchase shall be exercised by written notice to Plaintiffs, accompanied by payment in the form of a certified check or wire transfer; (ii) Plaintiffs shall not engage in any short sales of SYTE common stock; and (iii) Plaintiffs shall not vote the Shares and hereby grant an irrevocable proxy to the Board of Directors of SYTE or its Designee to vote all Shares that have not yet been sold.

D.   Frank Erhartic, Julie Erhartic, Frederick Manlunas and Clinton Sallee shall deliver to the Plaintiffs an executed Stipulation of Discontinuance in the form attached as Exhibit A.

E.   In exchange for the consideration set forth in 1(A), (C) and (D), Plaintiffs hereby agree to deliver to Defendants an executed Stipulation of Discontinuance in the form attached as Exhibit A.

F.   The executed Stipulations of Discontinuance shall be held by the parties’ counsel in escrow until Plaintiffs’ counsel has received the consideration in Sections 2.A(i) and 2.A(ii).

3.   Gross Up.  Plaintiffs shall maintain trading records showing all sales of the Shares, which must be on the open market to independent, unrelated and, at the time of sale, unknown third parties, in sales that have not been prearranged.  In the event that by December 31, 2004, the gross proceeds from all sales of the Shares is less than $320,000, then, at any time between January 1, 2005 and February 28, 2005, Plaintiffs may make written demand upon SYTE for payment an amount equal to the difference between (A) $320,000 and (B) the sum of (i) the gross proceeds of all sales of the Shares plus (ii) all remaining Shares multiplied by $.08 or the then current market price, whichever is higher (the “Gross Up Amount”).  Plaintiffs’ demand shall include a statement showing all remaining Shares of SYTE and a schedule showing all sales, with confirmation of the gross proceeds of such sales.  SYTE shall pay in full the Gross Up Amount within 30 days of receiving the demand.  In the event that SYTE fails to pay the Gross Up Amount within 30 days of receiving the demand, it shall be liable for the Gross Up Amount, plus interest on the then outstanding balance at the rate of 9% per annum from the date of this Agreement until the date of payment in full.  In the event trading in the shares of SYTE is halted for more than 10 business days, Plaintiffs shall have the option of (i) extending all deadlines hereunder for a time period equal to that of the suspended trading or (ii) in connection with Gross Up Amount, tendering any unsold Shares then in Plaintiffs’ possession, provided such Shares were received pursuant to the escrow terms of this Agreement, to SYTE at $.08 per share.  For all purposes under this Agreement, sales of Shares shall be deemed to be made on the trade date, rather than settlement date.

4.   Mutual General Release.  Expressly conditioned upon timely completion of the delivery requirements set forth under Section 2 above, the Parties, each for themselves, their respective Boards of Directors, officers, shareholders, members, assigns, employees, agents, predecessors, heirs, executors, and administrators, successors, subsidiary entities, former entities, attorneys, and any others claiming under or through them, both past and present, do hereby release and forever discharge each other, and each of the others' Boards of Directors, officers, shareholders, members, assigns, employees, agents, managers, predecessors, successors, heirs, executors, and administrators, subsidiary entities, affiliates former entities, attorneys, and all others acting by, through, under, or in concert with the other, and each of them, from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts (express, implied in fact, or implied by law), agreements, promises, liabilities, claims, set offs, rights and claims for indemnity and/or contribution, refunds, overpayments, demands, damages, losses, costs, or expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which each now has or may hereafter have by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any matters that or might have been in any way raised, by complaint, cross-complaint or otherwise.  Notwithstanding the above, or any other provisions of this instrument, this Agreement shall not affect, discharge, or release any claims, known or unknown, which arise from or relate to the rights or obligations of the parties hereto, whether presently existing or subsequently accruing, with respect to the obligations created by or arising out of the provisions of this Agreement.

5.   Waiver of Rights Under California Civil Code §1542.  Except as set forth herein, the Parties hereto further agree, covenant, represent and warrant that they intend to and do hereby waive and relinquish any and all rights and benefits conferred on them by any statutory or decisional authorities which would otherwise preclude release of unknown claims, including without limitation, those conferred by the provisions of Section 1542 of the California Civil Code.

EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL WITH RESPECT TO, AND IS FAMILIAR WITH, THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EACH PARTY BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT THE PARTY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

In waiving the provisions above, the Parties hereto hereby acknowledge that they may hereafter discover facts in addition to or different from those they now believe to be true with respect to the subject matter of the Dispute and other matters herein released, and may incur damages as a consequence of or suffer from claims that were unknown or unanticipated at the time this Agreement was executed but agree that they have taken that possibility into account in determining the amount of consideration to be given under this Agreement and that the general releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts, or incurring of damages or suffering from claims, of which the Parties expressly assume the risk.  Each party acknowledges that he is assuming the risk of such unknown and unanticipated claims and agrees that this Agreement applies to unknown claims.

6.   Attorney Advice.  Each of the Parties warrant and represent that in executing this Agreement, such Party has relied on legal advice from the attorney of its choice, that the terms of this Settlement Agreement and Mutual Release and its consequences have been completely read and explained to such Party by that attorney, and that such Party fully understands the terms of this Agreement.

7.   No Representations.  Each of the Parties acknowledge and represent that, in executing this Agreement, such Party has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth in a written agreement.

8.   Disputed Claim.  This Agreement pertains to a disputed claim and does not constitute an admission of liability or wrongdoing by any Party for any purpose.

9.   Covenant Re Assignment.  The Parties represent and warrant that it/they are the sole and lawful owner of all right, title and interest in and to every claim and other matter which each purports to release herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, association, corporation or other entity, any right, title or interest in any such claim or other matter.   In the event that such representation is false, and any such claim or matter is asserted against any party hereto (and/or the successor of such party) by any party or entity who is the assignee or transferee of such claim or matter, the Party shall fully indemnify, defend and hold harmless the party against who such claim or matter is asserted (and its successors) from and against such claim or matter and from all actual costs, demands, fees, expenses, liabilities, and damages which that party (and/or its successors) incurs as a result of the assertion of such claim or matter.  It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by a party under this indemnity.

10.   Covenant Re Authority to Bind Parties.  Each party executing this Agreement represents and warrants to the other parties that the individual executing this Agreement on behalf of each party has the power and authority to execute this Agreement and to bind the party to the terms and conditions of this Agreement by executing this Agreement.

11.   Survival of Warranties.  The representations and warranties contained in this Agreement are deemed to and do survive the execution hereof.

12.   Modifications.  This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the parties to be charged with such modification.

13.   Agreement Binding on Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

14.   Attorney’s Fees.  All parties hereto agree to pay their own costs and attorneys’ fees except as follows:

A.   In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

B.   As used herein, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

15.   Forum.  All parties consent to the exclusive jurisdiction of the Courts of New York located in Nassau County in connection with any dispute relating to this Agreement; all parties further agree to accept service of process by overnight courier in any such suit, to waive any defense based upon an inconvenient forum, and to waive any right to a trial by jury.

16.   Counterparts and Facsimile Execution.  This Agreement may be executed in one or more counterparts or by facsimile, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

NEW MILLENNIUM CAPITAL PARTNERS II, LLC

       /s/ Corey S. Ribotsky
By:______________________________

Name:

Title:

AJW PARTNERS, LLC

       /s/ Corey S. Ribotsky
By:______________________________

Name:

Title:

SITESTAR CORPORATION

       /s/ Frank Erhartic
By:______________________________

Name:

Title:

/s/ Frank Erhartic

__________________________________
Frank Erhartic

/s/ Julie Erhartic

__________________________________
Julie Erhartic

/s/ Clinton Sallee

__________________________________
Clinton Sallee

/s/ Frederick Manlunas

__________________________________
Frederick Manlunas

Exhibit A

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NASSAU

NEW MILLENNIUM CAPITAL PARTNERS II, LLC, and AJW PARTNERS, LLC, Plaintiffs, - against- SITESTAR CORPORATION, FRANK ERHARTIC, JULIE ERHARTIC, CLINTON SALLEE and FREDERICK MANLUNAS, Defendants.	Index No. 20599/02 I.A.S. Pt. 35 Justice Ira Warshawsky STIPULATION OF DISCONTINUANCE

IT IS HEREBY STIPULATED AND AGREED by the attorneys for the parties hereto that:

1.   This claim and all claims, counterclaims and defenses that were or might have been asserted herein are hereby dismissed with prejudice.

2.   No party hereto is an infant, incompetent person for whom a committee or conservatee has been appointed and no person not a party hereto has an interest herein.

Dated:  December __, 2003

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP By:__________________________________ Thomas J. Fleming Attorneys for Plaintiffs 505 Park Avenue New York, New York 10022 (212) 753-7200	JENICE L. MALECKI, ESQ. By:___________________________________ Jenice L. Malecki Attorneys for Defendants 11 Broadway, Suite 400 New York, New York 10004 (212) 943-1233

EXHIBIT B

ESCROW AGREEMENT

This Escrow Agreement is made and entered into between (“SYTE”), on the one hand, and Capital Partners II LLC (“NMCP”) and AJW  Partners, LLC  (“AJW” collectively with NMCP, “Plaintiffs”), on the other hand, and Olshan Grundman Frome Rosenzweig & Wolosky, LLP, a New York limited liability partnership having an office at 505 Park Avenue, New York, New York 10022 (“OGFR&W” or “Escrow Agent”).

WHEREAS, SYTE and Plaintiffs have executed a Settlement Agreement dated as of December 31, 2003 (the “Agreement”) which provides for OGFR&W to receive shares of SYTE to be held in escrow (the “Escrow Materials”);

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree that the Escrow Materials shall be held by Escrow Agent in escrow and disposed of in accordance with the following provisions:

1.   The definitions in the Agreement and its exhibits shall apply herein.  The Escrow Materials are (i) 2.8 million shares of SYTE Common Stock in the name of NMCP and (ii) 1.2 million shares of SYTE Common Stock in the name of AJW.

2.   Escrow Agent shall hold the Escrow Materials in escrow and shall not deliver them to Plaintiffs, except as permitted by the Agreement, or to SYTE, except upon a tender of payment and a demand that conforms to the Agreement.

3.   If Escrow Agent shall have received a written notice signed by any party advising Escrow Agent that a dispute has arisen over entitlement to the Escrow Materials (or any portion thereof), Escrow Agent will not make any delivery of the Escrow Materials (or any portion thereof) until receipt by Escrow Agent of an authorization in writing signed by all the persons believed by Escrow Agent to have an interest in such dispute, directing the disposition of the Escrow Materials (or any portion thereof), or, in the absence of such authorization, Escrow Agent may hold the Escrow Materials (or any portion thereof) until the final determination of the right of the parties in an appropriate proceeding.  If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, Escrow Agent is not required to bring an appropriate action or proceeding for leave to place the Escrow  Materials (or any portion thereof) in court, pending such determination, but may at the Escrow Agent's sole discretion, on notice to the parties, either deposit all or portion the Escrow Materials (not theretofore released by Escrow Agent pursuant to the provisions hereof) with the Clerk of any Court located in Nassau County, or sell all or portion of the Shares and deposit the proceeds in court in the same manner as the Escrow Materials, and upon making either deposit, Escrow Agent shall be relieved and discharged of all further obligations and liability hereunder.

4.   Escrow Agent is acting as a stakeholder only, its duties being purely ministerial, at the request of the parties and for their convenience.  Escrow Agent shall not be deemed to be the agent or trustee for any of the parties and shall not be liable to any of the parties for any act or omission unless it involves willful misconduct or gross negligence on the part of Escrow Agent.  Without limiting the generality of the foregoing, Escrow Agent shall not be responsible or liable in any manner whatsoever for (1) the sufficiency, correctness, genuineness, or validity of any check or other instrument delivered to it, (2) the form of execution of any such instruments, (3) the identity, authority, or rights of any person executing or delivering any such instrument, or (4) the terms and conditions of any instrument pursuant to which the parties may act, or (5) any loss of profits, income, interest or dividends or diminution in value resulting from a delay in delivering the Escrow Materials, from their being held in escrow, or from any other source.  SYTE hereby agrees to jointly and severally indemnify and hold harmless Escrow Agent from and against all claims and costs incurred in an action brought by SYTE against Escrow Agent, including, but not limited to, reasonable attorneys' fees (either paid to retain attorneys or amounts representing the fair value of legal services rendered to or for itself), incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to acts or omissions involving willful misconduct or gross negligence on the part of Escrow Agent.

5.   Notwithstanding anything to the contrary contained herein, SYTE agrees that Olshan Grundman Frome Rosenzweig & Wolosky, LLP may represent Plaintiffs in any action, suit or other proceeding between the parties, or in which the parties may be involved.

6.   No change or termination of this Agreement affecting the rights, duties, or liability of Escrow Agent shall be binding upon Escrow Agent unless agreed to in writing by Escrow Agent.

7.   Any disagreement, claim or controversy among the parties or any of them arising out of or in connection with this Escrow Agreement shall be determined exclusively in a court located in Nassau County, New York.  SYTE and Plaintiffs consent  to service of process in the same manner permitted in the Settlement Agreement.

8.   Notices, demands and requests to Escrow Agent shall be given by certified mail, addressed to Escrow Agent at 65 East 55th Street, New York, New York 10022, Attention:  Thomas J. Fleming, Esq.  Notices from Escrow Agent to the parties shall be sent by certified mail to them at their addresses set forth in the Agreement.

9.   Escrow Agent has signed below for the sole purpose of agreeing to act as such in accordance with the terms and conditions of this Settlement Agreement.

10.   The parties hereby acknowledge and agree that the fact that Escrow Agent's representation of Plaintiffs does not constitute a conflict of interest and hereby consent to Escrow Agent acting in such capacity.

11.   This agreement may be signed in counterparts.  A telecopied signature shall be acceptable to all parties in lieu of an original signed page.

SITESTAR CORPORATION.

By: ____________________________________

NEW MILLENIUM CAPITAL PARTNERS II, LLC

By: ____________________________________

AJW PARTNERS, LLC

By: ____________________________________

OLSHAN GRUNDMAN FROME ROSENZWEIG

 & WOLOSKY LLP

As Escrow Agent

By: ____________________________________